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                                                                     Exhibit (9)

                  [OHIO NATIONAL FINANCIAL SERVICES LETTERHEAD]



April 27, 2006

VIA EDGAR

Ohio National Life Assurance Corporation
One Financial Way
Cincinnati, O 45242


Re: Ohio National Variable Account D (1940 Act File No. 811-8642; 33 Act File No. 33-81784)

Ladies and Gentlemen:

With reference to the above-mentioned registration statement on Form N-4 ("Registration Statement") filed by The Ohio National Life Insurance Company (the "Company") as depositor, and Variable Account D, as Registrant, with the Securities and Exchange Commission covering the Group Variable Annuity Contracts described therein, it is my opinion that:

     1.   The Company is duly organized and existing under the laws of the Ohio.

     2. The contracts, when issued as contemplated by the Registration Statement and in compliance with the applicable local law, will be legal and binding obligations of the Company in accordance with their terms, except as limited by bankruptcy and insolvency laws affecting the rights of creditors generally.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate. These opinions are made as of the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Sincerely,

                                                     /s/ Kimberly A. Plante

                                                     Kimberly A. Plante
                                                     Assistant Counsel